Exhibit 10.1

Aravive, Inc.

River Oaks Tower

3730 Kirby Drive, Suite 1200

Houston, TX 77098

March 18, 2023

Carolina Petrini

Via Email Delivery: #####

Dear Ms. Petrini,

Aravive, Inc. (the "Company") is pleased to offer you employment on the following terms:

1)	Position

a)

Your initial title will be Chief Commercial Officer. This is a full-time position, and you will report to Gail McIntyre, Chief Executive Officer. The Company may change your position, duties, and work location from time to time at its discretion. While you render services to the Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

b)

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incidental to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations or public or private corporations that are not competitive in any manner with the business of the Company, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

c)	Start Date. Subject to fulfilment of any conditions imposed by this letter agreement, you will commence this new position with the Company no later than April 10, 2023 (the "Start Date").

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2)

Background Check/Proof of Right to Work. This offer is contingent upon a background check clearance and reference check. In addition, for purposes of federal immigration law, you will be required to provide to the Company satisfactory documentary proof of your identity and eligibility for employment in the United States, and this offer is contingent upon such satisfactory proof. Such documentation must be provided to the Company within three business days of your date of hire.

3)

Cash Compensation. The Company will pay you a starting salary at the rate of $400,000.00 per year, payable in accordance with the Company's standard payroll schedule. This salary will be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. As an exempt salaried employee, you will be expected to work hours as required by the nature of your work assignments, including hours beyond the Company's normal business hours, and you will not be eligible for nor entitled to receive overtime compensation.

In addition, you will be eligible to be considered for a discretionary incentive and retention bonus for each fiscal year of the Company. Whether you are awarded any bonus for a given fiscal year, and the amount of the bonus (if any), will be determined by the Company at its sole discretion based on your or the Company's achievement of objective or subjective criteria established by the Company's Chief Executive Officer and approved by the Company's Board of Directors. Your target bonus for 2023 will be equal to 40% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, and you must remain actively employed by the Company at the time of payment in order to earn a bonus for that fiscal year. The determinations of the Company's Board of Directors with respect to your bonus will be final and binding.

The Company may change your compensation and benefits from time to time at its discretion.

4)

Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, including its medical, dental and 401(k) plans, under the terms and conditions of the benefit plans that may be in effect from time to time. In addition, you will be entitled to accrue and use paid vacation benefits, in accordance with the Company's vacation policy, as in effect from time to time.

5)	Stock Options

(a)

In connection with the commencement of your employment and subject to the approval of the Company's Board of Directors or its Compensation Committee, you will be granted an option to purchase 400,000 shares of the Company's Common Stock (the "Option").

(b)

The vesting schedule for the Option shall be as follows: 25% of the shares subject to the option will vest after 12 months of your continuous service, and the remaining 75% of the shares subject to the Option will vest in equal monthly installments over the next 36 months of your continuous service, until either your Option is fully vested or your employment ends, whichever occurs first, as described in the applicable Stock Option Agreement.

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(c)

The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be a stand alone option separate and apart from, and outside of, the Company’s 2019 Equity Incentive Plan (the “Plan”), and shall not constitute an Option award granted under or pursuant to that Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Option award as though the Option award had been granted under the Plan (including but not limited to the adjustment provision contained in the Plan). The Option will be subject to the terms and conditions applicable to options granted under the applicable Stock Option Agreement, including vesting provisions consistent with paragraph 5(b) above. Sale of shares of common stock underlying the Option may be subject to restrictions under applicable federal and state securities laws.

6)

Confidential Information and Inventions Assignment/Company Policies. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A. In addition, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company's Employee Handbook.

7)

Termination in Connection with a Change of Control.  You will be eligible for severance benefits for a termination in connection with a Change in Control, under the Aravive, Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”), which provides specified severance benefits to certain eligible officers and employees of the Company. All rights and obligations with respect to your Severance Benefits in connection with a Change in Control will be as set forth in the Change in Control Severance Plan.

8)

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or advance notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation, and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9)

Tax Matters. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

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10)

No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company's policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not want or need and will not use such information, will assist you to preserve and protect the confidentiality of proprietary information belonging to third parties, and expects you to use in performing your duties for the Company only information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

11)

Interpretation, Amendment and Enforcement. This letter agreement, together with the Employee Confidential Information and Inventions Assignment Agreement, constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations, or understandings (whether written, oral or implied) between you and the Company. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require an express written modification signed by both you and a duly authorized officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes ") will be governed by Delaware law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Delaware in connection with any Dispute or any claim related to any Dispute.

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We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on March 20, 2023.

Please do not hesitate to contact me with any questions.

/s/ Gail McIntyre

Name: Gail McIntyre, Ph.D., DABT

Title: Chief Executive Officer

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I have read and accept this employment offer:

/s/ Maria Carolina Petrini

Signature

Printed Name: Maria Carolina Petrini

Dated: 3/20/2023

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Aravive, Inc. (“Company”), and the compensation paid to me now and during my employment with the Company, I agree to the terms of this Agreement as follows:

1.    Confidential Information Protections.

1.1    Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information (defined below), except as may be required in connection with my work for Company, or as expressly authorized by the Chief Executive Officer (the “CEO”) of Company. I will obtain the CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2    Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including without limitation (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3    Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4    No Improper Use of Information of Prior Employers and Others. I represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment by Company. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Company, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.    Inventions.

2.1    Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2    Prior Inventions. I have disclosed on Exhibit A a complete list of all Inventions that (a) I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Company; (b) in which I have an ownership interest or which I have a license to use; (c) and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit A, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Company, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3    Assignment of Company Inventions. Inventions assigned to the Company or to a third party as directed by the Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party and except for Inventions that I can prove qualify fully under the provisions of California Labor Code section 2870 and I have set forth in Exhibit A, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto).

2.4    Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code section 2870, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5    Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.6    Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If the Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7    Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company.

3.    Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Inventions made by me during the period of my employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.

4.    Additional Activities. I agree that during the term of my employment by Company, I will not (a) without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, Company; and (b) for the period of my employment by Company and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

5.    Return Of Company Property. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

6.    Notification Of New Employer. If I leave the employ of Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

7.    General Provisions.

7.1    Governing Law and Venue. This Agreement and any action related thereto will be governed and interpreted by and under the laws of the State of California, without giving effect to any conflicts of laws principles that require the application of the law of a different state. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which Company’s principal place of business is located for any lawsuit filed there against me by Company arising from or related to this Agreement.

7.2    Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

7.3    Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

7.4    Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

7.5    Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

7.6    Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

7.7    Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

7.8    Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

7.9    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

7.10    Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with Company.

EMPLOYEE:

I have read, understand, and Accept this agreement and have been given the opportunity to Review it with independent legal counsel.

/s/ Maria Carolina Petrini

(Signature)

By: Maria Carolina Petrini

____________________________________

Title: Chief Commercial Officer

Date: 3/20/2023________

Address: [****]

COMPANY: Accepted and agreed: /s/ Gail McIntyre (Signature) By: Gail McIntyre, Ph.D., DABT Title: Chief Executive Officer Date: March 20, 2023 Address: 3730 Kirby Drive, Suite 1200 Houston, TX 77098

EXHIBIT A

INVENTIONS

1.            Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Confidential Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

☒	None

☐	See immediately below:

2.	Limited Exclusion Notification.

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any Invention that you develop entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information, except for those Inventions that either:

a.         Relate at the time of conception or reduction to practice to Company’s business, or actual or demonstrably anticipated research or development; or

b.         Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an Invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or Invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or Invention to be in the United States.